Exhibit 99.1

Investor/Media Contacts:

Scott M. Bier, Vice President/Chief Financial Officer

Sylvia J. Castle, Investor Relations

Aldila, Inc., (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS FINANCIAL RESULTS FOR

THIRD QUARTER 2008

Poway, CA, November 6, 2008 — ALDILA, INC. (NASDAQ:GM:ALDA) announced today net sales of $11.8 million and a net loss of $1.1 million ($0.21 fully diluted loss per share) for the three months ended September 30, 2008.  In the comparable 2007 third quarter, the Company had net sales of $13.2 million and net income of $687,000 ($0.12 fully diluted income per share).  For the nine months ended September 30, 2008, the Company had net sales of $42.1 million and a net loss of $1.2 million ($0.22 fully diluted loss per share) as compared to $51.5 million and net income of $5.0 million ($0.90 fully diluted income per share) for the nine months ended September 30, 2007.

Golf shaft sales declined 5% in the third quarter of 2008 versus the third quarter of 2007.  The average selling price of our golf shafts decreased by 2% on a 3% decline in unit sales.  Composite material sales declined by 38% in the current quarter versus the 2007 quarter.  Gross profit in the 2008 third quarter declined by 69% due to lower sales volumes of golf shafts and composite materials, lower average selling prices for our golf shafts, a shift in mix of our golf shaft sales to lower margin models and no contribution from Carbon Fiber Technology LLC, the Company’s previously owned joint venture, which contributed 11.4% to our gross profit in the 2007 third quarter.  Selling, General and Administrative (“SG&A”) expense declined by 16% compared to the second quarter of 2008 but was 5% higher compared to the third quarter of 2007 primarily due to increased promotional expenditures in support of new golf product introductions.  We expect SG&A to continue to decline in the fourth quarter from the third quarter of 2008.

“The golf market continues to deteriorate driven by global economic conditions,” said Peter R. Mathewson, Chairman of the Board and CEO.  “With this negative back drop, our modest declines in sales, average selling price and units sold were not near as severe as what we experienced in the second quarter of this year.  This improvement was the result of new programs by our customers slowly beginning to get underway,” Mr. Mathewson said.

“The Vietnam facility continues to gain operational experience.  Qualifications on programs for several major customers have been completed with production under way.  We continue to be impacted on the cost side by an overall decline in unit demand this year as our overall capacity has increased with the addition of the Vietnam factory.  We continue to believe that our strategy is sound, built around our three shaft manufacturing sites located in Mexico, China and Vietnam and the reliable supply of raw material from our Composite Materials Division.  We are uniquely configured and our customers appreciate the options we provide, the added safety of multiple manufacturing sites, control of our raw material supply, solid history of excellent delivery and quality, an excellent brand and outstanding professional tour acceptance of our branded shafts.  We believe these points of competitive differentiation will become stronger and more important to our current customers and open doors to others in the future,” said Mr. Mathewson.

“2008 has proven to be one of the best years ever for Aldila on Tour.  With only a few tournaments remaining in the season, players using Aldila shafts have won 13 events, representing 28% on the PGA Tour, 13 events, representing 45% on the Nationwide Tour, and 15 events, representing 50% on the Champions Tour.  Aldila shafts were also used to win 20 events, representing 67% on the LPGA Tour, with Aldila Staff player, Paula Creamer, winning four of those events.  In addition, Aldila was the leading wood and hybrid shaft at every FedEx Cup Playoff event.  To date, our newest shaft offering, the Aldila VooDoo has been used to win 8 times on Tour.  Demand continues to grow and it has quickly become one of the leading new shaft series on the PGA and Nationwide Tours.  We are extremely proud that Aldila staff member, Boo Weekley, led the U.S. team to victory at the Ryder Cup this year.  Boo, along with 5 other players, used the Aldila VooDoo making it the most popular driver shaft at the event.  In addition to our Tour success, players at the highest level of amateur golf also continue to choose Aldila.  We were the leading wood shaft manufacturer at the U.S. Men’s Amateur Championship, Jr. Amateur Championship, Men’s Publinks Championship and the NCAA Division I Men’s Championship,” Mr. Mathewson said.

“Composite Materials sales continued to decline in the quarter resulting from lower new orders from our customer base as their material requirements deteriorated with the slowing economy.  Our Composite Materials customers are predominantly in the recreational industry and they are suffering through the same economic factors that have affected the golf industry.  The Company is working on diversifying its Composite Materials customer base to help mitigate this effect in the future,” said Mr. Mathewson.

Aldila will host a conference call at 5 p.m. Eastern time, on Thursday, November 6, 2008, with Peter R. Mathewson, Chairman and CEO and Scott M. Bier, Chief Financial Officer, to review Aldila’s 2008 third quarter and year to date financial results.  For telephone access to the conference call dial 1-866-550-6338 or 1-347-284-6930 for international calls and request connection to the Aldila conference call, Passcode: 7804792.  A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com.  An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2007, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K, all of which can be obtained at www.sec.gov.

The forward-looking statements in this press release are particularly subject to the risks that:

•                  our product offerings, including the NV®, VS Proto™, DVS®, VooDoo shaft lines and product offerings outside the golf industry, will not achieve or maintain success with consumers or customers;

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  demand for composite materials by our principal customers will decline;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  the Company will not be able to acquire adequate supplies of carbon fiber at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished products.

For additional information about Aldila, Inc., please go to the Company’s web site at www.aldila.com.

#  #  #  #

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,149	$29,529
Accounts receivable	6,822	8,684
Income taxes receivable	2,133	—
Inventories	12,789	13,861
Deferred tax assets	953	1,521
Prepaid expenses and other current assets	402	578
Total current assets	30,248	54,173

PROPERTY, PLANT AND EQUIPMENT	13,149	13,308

DEFERRED TAXES	918	750

OTHER NON-CURRENT ASSETS	248	257
TOTAL ASSETS	$44,563	$68,488

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,953	$4,758
Income taxes payable	—	4,266
Accrued expenses	2,157	2,564
Short term debt	5,000	—
Other current liability	137	137
Total current liabilities	12,247	11,725

LONG-TERM LIABILITIES:
Deferred rent	160	170
Long term debt	3,333	—
Other long-term liabilities	1,398	827
Total liabilities	17,138	12,722

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,174,183 shares as of September 30, 2008 and 5,154,235 shares as of December 31, 2007	52	51
Additional paid-in capital	43,942	43,702
(Accumulated deficit) retained earnings	(16,569)	12,013
Total stockholders’ equity	27,425	55,766

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,563	$68,488

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

NET SALES	$11,764	$13,201	$42,071	$51,478
COST OF SALES	10,695	9,796	33,826	34,951
Gross profit	1,069	3,405	8,245	16,527

SELLING, GENERAL AND ADMINISTRATIVE	2,841	2,709	10,266	9,737
Operating (loss) income	(1,772)	696	(2,021)	6,790

OTHER INCOME (EXPENSE):
Interest income	27	267	289	716
Interest expense	(71)	—	(201)	—
Other, net	79	(7)	137	4
Equity in earnings of joint venture	—	90	—	280

(LOSS) INCOME BEFORE INCOME TAXES	(1,737)	1,046	(1,796)	7,790
(BENEFIT) PROVISION FOR INCOME TAXES	(643)	359	(637)	2,747

NET (LOSS) INCOME	$(1,094)	$687	$(1,159)	$5,043

NET (LOSS) INCOME PER COMMON SHARE	$(0.21)	$0.12	$(0.22)	$0.91

NET (LOSS) INCOME PER COMMON SHARE, ASSUMING DILUTION	$(0.21)	$0.12	$(0.22)	$0.90

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,164	5,522	5,158	5,523

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,164	5,583	5,158	5,584

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Nine months ended September 30,
	2008	2007
		AS RESTATED

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,159)	$5,043
Depreciation and amortization	1,392	1,184
Stock-based compensation	123	210
Loss on disposal of fixed assets	10	100
Undistributed income of joint venture, net	—	(329)
Changes in working capital items, net	(2,545)	3,221
Net cash (used for) provided by operating activities	(2,179)	9,429

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,246)	(5,137)
Proceeds from sales of property, plant and equipment	17	67
Purchases of marketable securities	—	(14,200)
Proceeds from sales of marketable securities	—	25,500
Distribution from joint venture	—	286
Net cash (used for) provided by investing activities	(1,229)	6,516

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings against term loan	5,000	—
Payments for term loan	(667)	—
Borrowings against line of credit	7,000	—
Payments for line of credit	(3,000)	—
Repurchases of common stock	—	(486)
Benefit from exercise of stock options	—	40
Proceeds from issuance of common stock	18	134
Dividend payments	(27,323)	(2,485)
Net cash used for financing activities	(18,972)	(2,797)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(22,380)	13,148

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,529	3,882

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,149	$17,030